                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [ ]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                               GC Companies, Inc.

                (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                                         GC Companies, Inc.

                                                         27 Boylston Street
                                                         Chestnut Hill, MA 02467
                                                         (617) 278-5600
[GC COMPANIES LOGO]





                                                                January 28, 2000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 15, 2000

     The Annual Meeting of Stockholders of GC Companies, Inc. will be held at 10:00 a.m., Eastern Standard Time, on Wednesday, March 15, 2000, AT THE GENERAL CINEMA THEATRE IN FRAMINGHAM, MASSACHUSETTS, LOCATED ON FLUTIE PASS, OFF ROUTE 9, ADJACENT TO THE NATICK MALL, for the following purposes:

     1. To elect two Class III directors in accordance with the By-Laws of the Company.

     2. To consider and act on a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

     3. To transact such other business as may properly come before the meeting and any adjournments of the meeting.

     All stockholders are cordially invited to attend the meeting.

                                           By Order of the Board of Directors



                                                Philip J. Szabla
                                                    Secretary


     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                         GC Companies, Inc.

                                                         27 Boylston Street
                                                         Chestnut Hill, MA 02467
                                                         (617) 278-5600
[GC COMPANIES LOGO]




                              PROXY STATEMENT FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 15, 2000


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of GC Companies, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, March 15, 2000, AT THE GENERAL CINEMA THEATRE IN FRAMINGHAM, MASSACHUSETTS, LOCATED ON FLUTIE PASS, OFF ROUTE 9, ADJACENT TO THE NATICK MALL, and at any adjournments thereof. All shares will be voted in accordance with the instructions contained in the proxy, but if the proxies which are signed and returned do not specify a vote on any proposal, the proxies will be voted FOR the election of the nominees for director named herein, and FOR the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year. Any proxy may be revoked by a stockholder at any time before it is exercised by providing written notice of revocation to the Secretary of the Company (at the address set forth above), by executing a proxy bearing a later date, or by voting in person at the Annual Meeting. The mailing of this proxy statement and accompanying form of proxy is expected to commence on or about January 28, 2000.

     In addition to solicitations of proxies by mail, the Company's officers, directors or employees may solicit proxies by telephone or personal communication. All costs of soliciting proxies, including reimbursement of GC Companies, Inc. for fees of certain brokers, fiduciaries and nominees in obtaining voting instructions from beneficial owners, will be borne by the Company.

     Although stock transfer books will remain open, the Board of Directors has fixed the close of business on January 21, 2000 as the record date for determining the stockholders having the right to vote at the Annual Meeting. At the meeting, each share of Common Stock of the Company ("Common Stock") is entitled to one vote. At the close of business on January 21, 2000, there were 7,806,777 shares of Common Stock outstanding and entitled to vote at the meeting.

     Shares of Common Stock represented in person or by proxy at the Annual Meeting (including abstentions and broker non-votes) will be tabulated by the inspectors of election appointed for the meeting and will be counted in determining that a quorum is present. Votes are counted using written ballots.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of January 21, 2000 (except as noted in footnotes 5 and 6 below) with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each executive officer named in the Summary Compensation Table,
(iii) each director of the Company, and (iv) all current executive officers and directors as a group.

                                                                SHARES OF COMMON
                                                                     STOCK
                                                               BENEFICIALLY OWNED
    NAME AND ADDRESS                                          --------------------
  OF BENEFICIAL OWNER                                          NUMBER      PERCENT
  -------------------                                         ---------    -------
Smith Family Group(1)(2)(3).................................  2,273,984     29.13%
  c/o Richard A. Smith
  GC Companies, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02467
Richard A. Smith(2)(3)......................................  1,480,614     18.97%
  c/o GC Companies, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02467
Nancy L. Marks(2)(3)........................................  1,034,734     13.25%
  c/o GC Companies, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02467
Gabelli Funds, Inc.(4)......................................  2,286,706     29.29%
  One Corporate Center
  Rye, NY 10580
Harris Associates L.P. and Harris Associates, Inc.(5).......    406,300      5.20%
  Two North LaSalle Street
  Suite 500
  Chicago, IL 60602
Dimensional Fund Advisors, Inc.(6)..........................    453,900      5.81%
  1299 Ocean Avenue,
  11th Floor
  Santa Monica, CA 90401
William L. Brown(7).........................................      3,989      *
Peter C. Read(7)............................................      2,752      *
Leonard A. Schlesinger(7)...................................      2,207      *
Francis E. Sutherby(7)......................................      2,247      *
Robert A. Smith(2)(3)(8)....................................    129,068      1.65%
William B. Doeren(1)........................................     12,253      *
John G. Berylson(1)(2)(3)(9)................................    199,043      2.55%
G. Gail Edwards(1)..........................................      5,154      *
Frank T. Stryjewski(1)......................................      2,670      *
All current directors and officers as a group (13
  persons)(1)(2)(3)(7)(8)(9)................................  1,842,545     23.60%

---------------

* Less than 1%

 (1) The number of shares of Common Stock reported in the table for the executive officers of the Company individually and as a group includes shares allocated to each executive officer's account under the Company's Employee Stock Ownership Plan ("ESOP"), as to which the officers share voting power with the trustee of the ESOP. The number of shares is as follows: William B. Doeren -- 42; John G.

     Berylson -- 72; G. Gail Edwards -- 30; Frank T. Stryjewski -- 42, and all current executive officers as a group -- 246. Except as set forth in the preceding sentence or in the following footnotes, each stockholder referred to above has sole voting and investment power with respect to the shares listed. The number of shares reported in the table also includes shares of Common Stock subject to options exercisable within 60 days of January 21, 2000 as follows: William B. Doeren -- 12,211; John G. Berylson -- 10,337;
     G. Gail Edwards -- 5,154; Frank T. Stryjewski -- 2,628; and all current executive officers as a group -- 32,788.

 (2) Certain of the shares included in the table have been counted more than once because of certain rules and regulations of the Securities and Exchange Commission ("SEC"). The total number of shares owned by, or for the benefit of, Richard A. Smith, Nancy L. Marks and members of their families is as shown for the "Smith Family Group". See Note 3. Mr. Smith and Mrs. Marks are "control" persons of the Company within the meaning of the rules and regulations of the SEC.

 (3) The Smith Family Group includes Richard A. Smith, Chairman and Chief Executive Officer of the Company; Nancy L. Marks, Richard A. Smith's sister; Robert A. Smith, President and Chief Operating Officer of the Company, who is Richard A. Smith's son; John G. Berylson, Senior Vice President and Chief Investment Officer of the Company, who is Richard A. Smith's son-in-law; other members of their families; and various Smith family corporations, trusts and charitable foundations. Members of the Smith Family Group possess sole or shared voting power over all of the shares shown in the table as being beneficially owned by the Smith Family Group.

     Certain members of the Smith Family Group have filed a Schedule 13D dated December 15, 1993 (the "Smith Family Group 13D") with the SEC. The Smith Family Group 13D discloses that certain members of the Smith Family Group have executed the "Smith-Lurie/Marks Family Stockholders' Agreement Re GC Companies, Inc." dated December 15, 1993, as amended and supplemented (the "Stockholders Agreement"). The Stockholders' Agreement imposes obligations on members of the Smith Family Group prior to disposing of their shares of Common Stock of the Company. According to the Smith Family Group 13D, not all of the shares of Common Stock owned beneficially by the members of the Smith Family Group are subject to the Stockholders' Agreement. Currently, 1,801,432 shares of Common Stock are subject to the terms of the Stockholders' Agreement.

 (4) The information reported is based on an amendment to Schedule 13D dated January 21, 2000 filed with the SEC by the Gabelli Funds, Inc. and its affiliates (collectively, the "Gabelli Affiliates"). The Gabelli Affiliates have sole investment power over 2,286,706 and sole voting power over 2,256,206 of such shares.

 (5) The information reported is based on an amendment to Schedule 13G dated January 27, 1998 filed with the SEC by Harris Associates L.P. and its affiliate Harris Associates, Inc. (collectively, "Harris") and subsequent information provided by Harris to the Company. Harris has sole investment power over 266,200 shares of Common Stock, shared investment power over 140,100 additional shares of Common Stock and shared voting power over all of the shares of Common Stock reported in the table.

 (6) The information reported is based upon Schedule 13G dated February 11, 1999 filed with the SEC by Dimensional Fund Advisors, Inc. ("Dimensional") and subsequent information provided by Dimensional to the Company. Dimensional has sole investment power and sole voting power over all of such shares.

 (7) Messrs. Brown, Read, Schlesinger and Sutherby hold, respectively 2,232, 2,252, 2,207, and 2,247 Common Stock based units which are included in the table. These individuals do not have voting or dispositive power with respect to these Common Stock based units which were received in lieu of the payment of directors' fees.

 (8) Includes 15,800 shares held by Robert A. Smith as trustee, 16,000 shares held in an insurance trust for his benefit and 1,540 shares held in trust for the benefit of his children, as to which Mr. Smith disclaims beneficial ownership. Robert A. Smith, a member of the Smith Family Group, is the son of Richard A. Smith, Chairman and Chief Executive Officer of the Company, and is the brother-in-law of John G. Berylson, Senior Vice President and Chief Investment Officer of the Company.

 (9) Includes 82,462 shares held by Mr. Berylson's wife, 2,219 shares held by Mr. Berylson's daughter, 16,000 shares held in an insurance trust for the benefit of Mr. Berylson's wife, 42,481 shares held by Mr. Berylson as a trustee, and 4,438 shares held as guardian for his minor children, as to which Mr. Berylson disclaims beneficial ownership. Also includes 34,975 shares of restricted stock over which Mr. Berylson has voting, but not investment power. Mr. Berylson, a member of the Smith Family Group, is the son-in-law of Richard A. Smith, Chairman and Chief Executive Officer of the Company, and is the brother-in-law of Robert A. Smith, President and Chief Operating Officer of the Company.

                           1.  ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of three classes. At each Annual Meeting, a class of directors is elected for a full term of three years to succeed those whose terms are expiring.

     Two Class III directors are to be elected for a three year term at the Annual Meeting. The persons named in the accompanying proxy will vote each proxy for the election of the nominees listed below, unless directed otherwise. Each nominee is currently a member of the Board of Directors. The Company has no reason to believe that either of the nominees will become unavailable for election, but if for any reason that should be the case, the proxies may be voted for a substitute nominee or nominees. A plurality of the votes cast at the Annual Meeting is required to elect a director. Proxies withholding authority to vote for a nominee will be treated as votes cast against the election of such nominee. Broker non-votes will not be treated as votes cast and therefore will not be counted in calculating a plurality.

     All of the nominees for director, and the directors who will continue to serve after the 2000 Annual Meeting, are listed below with their principal occupations for the last five years.


            NOMINEES FOR TERM EXPIRING IN 2003 (CLASS III DIRECTORS)


WILLIAM L. BROWN, age 78, Director since 1993

     Retired Chairman of Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston and a trustee of Bradley Real Estate Trust.

RICHARD A. SMITH, age 75, Director since 1993

     Chairman and Chief Executive Officer of the Company since 1993; President of the Company from 1993 until November, 1995; Chairman of Harcourt General, Inc. ("Harcourt General") and of The Neiman Marcus Group, Inc. ("NMG"); Chief Executive Officer of Harcourt General (until November, 1999) and of NMG (until December, 1998) and since January 15, 1997 and prior to December, 1991; Director of NMG. Mr. Smith is the father of Robert A. Smith, President and Chief Operating Officer of the Company, and the father-in-law of John G. Berylson, Senior Vice President and Chief Investment Officer of the Company.


            DIRECTORS WHOSE TERMS EXPIRE IN 2001 (CLASS I DIRECTORS)


FRANCIS E. SUTHERBY, age 67, Director since 1993

     Partner of Deloitte & Touche LLP, the independent auditors of the Company, from 1968 until his retirement in May 1992.

LEONARD A. SCHLESINGER, age 47, Director since May, 1997

     Executive Vice President -- Organization, Leadership and Human Resources for The Limited, Inc., a specialty retailer, since October 1999; Senior Vice President of Development at Brown University from 1998 to 1999; Faculty member at the Harvard Business School from 1993 to 1998. Mr. Schlesinger serves as a director of The Limited, Inc., Pegasystems, Inc., a customer service software company, and Borders Group, Inc., a book store chain.

           DIRECTORS WHOSE TERMS EXPIRE IN 2002 (CLASS II DIRECTORS)


PETER C. READ, age 63, Director since 1994

     Currently active in consulting, venture capital and civic and charitable matters; Executive Vice President of The First National Bank of Boston until his retirement in September 1992; Director of Granite State Bank.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended October 31, 1999, the Board of Directors held six meetings and acted by unanimous written consent on one other occasion. During fiscal 1999, each director of the Company participated in at least 75% of the aggregate number of Board meetings and meetings held by the committees of which he is a member. The By-laws of the Company designate three principal standing committees. Set forth below are descriptions of the functions of such committees and the names of their current members.

     Audit Committee. The members of the Audit Committee, which met three times during fiscal 1999, are Messrs. Read (Chairman), Brown, Sutherby and Schlesinger. The functions of the Audit Committee include the review of the scope of the services of the Company's independent auditors and the responsibilities of the Company's internal audit department and a continuing review of the Company's internal procedures and controls. The Audit Committee also annually reviews the Company's audited financial statements, considers the qualifications and fees of the independent auditors of the Company and makes recommendations to the Board of Directors as to the selection of the auditors and the scope of their audit services.

     Compensation Committee. The members of the Compensation Committee, which met twice during fiscal 1999, are Messrs. Brown (Chairman), Sutherby, Read and Schlesinger. The functions of the Compensation Committee include the review or determination of salaries, benefits and other compensation for officers and key employees of the Company and the administration of the Company's incentive plans.

     Special Review Committee. The members of the Special Review Committee, which met once during fiscal 1999, are Messrs. Sutherby (Chairman), Brown, Read and Schlesinger. The primary function of the Special Review Committee is to make all determinations for the Company regarding the fees charged to the Company by Harcourt General for services to the Company. Footnote 1 to the "Summary Compensation Table" provides additional information regarding the compensation of Richard A. Smith and Robert A. Smith.

     The Company does not currently have a Nominating Committee. The Company's By-laws provide that the Board of Directors or any nominating committee appointed by the Board of Directors must carefully consider all suggestions for nominees to the Board of Directors which are timely received in proper written form. To be timely, notice shall be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices of the Company (see "Deadline for Submission of 2001 Stockholder Proposals and Nominations"). To be in proper written form, a stockholder's notice shall set forth in writing (i) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, including such person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected and (ii) as to the stockholder giving the notice (x) the name and address, as they appear on the Company's books, of such stockholder and (y) the class and number of shares of the corporation which are beneficially owned by such stockholder.

DIRECTORS' COMPENSATION

     Directors who are not affiliated with the Company each receive an annual cash retainer of $15,000 plus an equal amount of stock based units and a fee of $1,500 per Board of Directors meeting attended, plus travel and incidental expenses (none in fiscal 1999) incurred in attending meetings and carrying out their duties as directors. Such directors also receive a fee of $750 (the Chairmen receive $1,000) for each committee meeting attended. If a director is unable to attend a meeting in person but participates by telephone, he receives one-half of the fee that otherwise would be payable.

     The Company offers non-employee directors the alternative of receiving directors' fees on a deferred basis. Those directors may elect to defer receipt of all or a specified portion of their fees (i) in the form of cash with interest at a rate equal to the average of the top rates paid by major New York banks on three month negotiable certificates of deposit; or (ii) in the form of stock based units, the value of each unit initially being equal to the fair market value of one share of Common Stock of the Company on the date the fees would otherwise be payable. To date, each director has elected to defer fees using the stock based method.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that all filing requirements applicable to its insiders were complied with during fiscal 1999.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table provides information on the compensation provided for services rendered to the Company during fiscal 1999, 1998 and 1997 by the Company's Chief Executive Officer, Chief Operating Officer, and the other executive officers of the Company at the end of fiscal 1999 who were not employed by Harcourt General, Inc. ("Harcourt General").

                                             LONG TERM COMPENSATION                    ANNUAL COMPENSATION
                                       -----------------------------------   ---------------------------------------
                                                                                      AWARDS               PAYOUTS
                                                                             -------------------------   -----------
                                                                 OTHER       RESTRICTED    SECURITIES
                                                                ANNUAL         STOCK       UNDERLYING       LTIP         ALL OTHER
     NAME AND PRINCIPAL       FISCAL    SALARY     BONUS     COMPENSATION      AWARDS     OPTIONS/SARS     PAYOUTS     COMPENSATION
          POSITION             YEAR      ($)       ($)(2)       ($)(3)         ($)(4)         (#)            (5)          ($)(6)
     ------------------       ------    ------     ------    ------------    ----------   ------------     -------     ------------
Richard A. Smith,...........   1999          --         --           --              --         --               --            --
Chairman (President            1998          --         --           --              --         --               --            --
until November                 1997          --         --           --              --         --               --            --
1995) and Chief
Executive Officer(1)

Robert A. Smith.............   1999          --         --           --              --         --               --            --
President and Chief            1997          --         --           --              --         --               --            --
Operating Officer(1)           1997          --         --           --              --         --               --            --

William B. Doeren...........   1999    $330,000         --           --              --         --               --       $12,738
Vice Chairman of               1998    $330,000   $ 33,000           --              --      8,380               --       $12,724
General Cinema                 1997    $318,774   $ 34,708           --              --      3,000               --       $11,717
Theatres, Inc.

Frank T. Stryjewski.........   1999    $256,538         --     $100,000(7)           --      5,000               --       $ 9,716
President and Chief            1998    $250,000   $ 15,750           --              --      1,070               --       $ 8,841
Operating Officer of           1997    $225,000   $ 19,858           --              --      2,000               --       $ 4,984
General Cinema
Theatres, Inc.

John G. Berylson............   1999    $369,337   $247,500           --              --      4,441       $1,536,749       $62,485
Senior Vice President          1998    $337,500   $168,750           --      $1,602,168      3,530       $  164,852       $21,722
and Chief Investment           1997    $300,138   $150,000           --      $   48,792      2,800       $  179,269       $33,452
Officer

G. Gail Edwards.............   1999    $270,000   $162,000           --              --      3,553               --       $13,753
Vice President, Chief          1998    $270,000   $135,000           --              --      3,992               --       $11,114
Financial Officer and          1997    $253,346   $125,665           --              --      7,120               --       $12,137
Treasurer

---------------

(1) Harcourt General provides the services of Richard A. Smith as Chairman and Chief Executive Officer of the Company, and Robert A. Smith as President and Chief Operating Officer of the Company, as well as such additional corporate services as are agreed to from time to time between the Company and Harcourt General. The payment of fees to Harcourt General has been and will continue to be subject to the approval of the Special Review Committee, a committee of the Company's Board of Directors consisting solely of directors who are not affiliated with Harcourt General. Richard A. Smith and Robert A. Smith receive all of their cash and non-cash compensation from Harcourt General. Of the amounts paid by the Company to Harcourt General for fiscal 1999, 1998 and 1997, approximately $210,048, $228,416 and $243,874, respectively, were attributable to Richard A. Smith's services, and approximately $244,985, $227,488 and $174,922, respectively, were attributable to Robert A. Smith's services. These amounts include costs related to their base compensation, bonus and benefits, all of which are direct obligations of Harcourt General.

(2) Bonus payments are reported with respect to the year in which the related services were performed.

(3) No disclosure regarding items included in this category is required unless the amount in any year exceeds the lesser of $50,000 or 10% of the annual salary and bonus for the named executive officer.

(4) Value is calculated by multiplying the number of shares awarded by the closing price of the Common Stock on the New York Stock Exchange on the last date of the fiscal quarter in which the related services were performed. In general, twenty percent of an award of restricted Common Stock are freed from the restrictions on transfer each year, commencing one year after the date of grant, provided that the recipient continues to be employed by the Company on the anniversary date of the grant. Holders of restricted stock are entitled to vote their restricted shares.

(5) The long term incentive plan ("LTIP") payout reported in this category with respect to Mr. Berylson for fiscal 1999 includes cash portions of Mr. Berylson's share of incentive pools relating to the Company's investment activity in accordance with the terms of the GCC Investments, Inc. Incentive Pool Plan (the "Pool Plan"). See "Summary of the GCC Investments, Inc. Incentive Pool Plan." Mr. Berylson participates in the Pool Plan. Mr. Berylson received $126,902, representing the last installment of a $380,705 investment banking fee relating to the acquisition of international theatre assets, which fee is payable in cash in three equal installments over two years. Mr. Berylson received $1,246,130, which is the second cash installment of a total $5,340,559 award relating to the initial public offering of Global TeleSystems, Inc. in fiscal 1998, plus interest of $125,767. Of the total $5,340,559 award, 70% or $3,738,391 is payable in cash in three equal installments over three years, commencing November 23, 1998, and 30% or $1,602,168 was paid in restricted stock in 1998 which vests over the succeeding five years.

(6) The items accounted for in this category include the value of allocated ESOP shares, the cost to the Company of matching contributions under the Key Employee Deferred Compensation Plan and life insurance premiums. For fiscal 1999, such amounts for each of the named executive officers other than Richard A. Smith and Robert A. Smith were, respectively, as follows: Mr. Doeren -- $500, $10,890 and $1,348; Mr. Berylson -- $500, $60,476 and
    $1,509; and Ms. Edwards -- $500, $12,150 and $1,103; and Mr. Stryjewski --
    $500, $8,168, and $1,048.

(7) Represents a retention payment authorized upon promotion to President of General Cinema Theatres, Inc. in September, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding options granted under the Company's 1993 Equity Incentive Plan during the fiscal year ended October 31, 1999 to the executive officers named in the Summary Compensation Table.

                                                      INDIVIDUAL GRANTS(1)                           POTENTIAL REALIZABLE
                                ----------------------------------------------------------------       VALUE AT ASSUMED
                                   NUMBER OF                                                                ANNUAL
                                   SECURITIES                                                        RATES OF STOCK PRICE
                                   UNDERLYING         % OF TOTAL                                       APPRECIATION FOR
                                    OPTIONS        OPTIONS GRANTED    EXERCISE OR                       OPTION TERM(3)
                                    GRANTED          TO EMPLOYEES      BASE PRICE    EXPIRATION     ----------------------
             NAME                    (#)(1)         IN FISCAL YEAR     ($/SH)(2)        DATE         5%($)         10%($)
             ----                  ----------      ---------------    -----------    ----------      -----         ------
Richard A. Smith(4)...........        --                 --                --           --             --            --
Robert A. Smith(4)............        --                 --                --           --             --            --
William B. Doeren.............        --                 --                --           --             --            --
Frank T. Stryjewski...........       5,000              20.36%           $40.00      11/23/08       $125,779      $644,987
John G. Berylson..............       4,441              18.09%           $40.00      11/23/08       $111,717      $572,877
G. Gail Edwards...............       3,553              14.47%           $40.00      11/23/08       $ 89,379      $458,328

---------------

(1) No stock appreciation rights were granted to any named executive officer during fiscal 1999. The option grants listed are non-qualified stock options having a term of 10 years and one day; they become exercisable at the rate of 20% on each of the first five anniversary dates of the grant.

(2) The options reflected in this table were granted at not less than fair market value measured by the closing price of the Common Stock on the New York Stock Exchange on the date of grant.

(3) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the Securities and Exchange Commission.

(4) Richard A. Smith and Robert A. Smith do not participate in the Company's 1993 Equity Incentive Plan.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table provides information regarding stock options exercised during fiscal 1999 and the number and value of stock options held at October 31, 1999 by the executive officers named in the Summary Compensation Table.

                                                                           NUMBER OF
                                                                           SECURITIES
                                                                           UNDERLYING         VALUE OF
                                                                          UNEXERCISED        UNEXERCISED
                                                                          OPTIONS/SARS      IN-THE-MONEY
                                                                             (#)(4)          OPTIONS ($)
                                                                          ------------      ------------
                                    SHARES ACQUIRED         VALUE         EXERCISABLE/      EXERCISABLE/
          NAME                       ON EXERCISE(#)     REALIZED($)(1)   UNEXERCISABLE    UNEXERCISABLE(2)
          ----                      ---------------     --------------   -------------    ----------------
Richard A. Smith(3)..............       --                  --                --                --
Robert A. Smith(3)...............       --                  --                --                --
William B. Doeren................       --                  --            8,170/12,035      $    0/$    0
Frank T. Stryjewski..............       --                  --            1,014/ 7,056      $    0/$    0
John G. Berylson.................       --                  --            7,683/ 9,445      $8,500/$2,125
G. Gail Edwards..................       --                  --            2,222/11,019      $    0/$    0

---------------

(1) Represents the difference between the closing price of the Common Stock on the New York Stock Exchange on the date of exercise and the option exercise price.

(2) The value of unexercised in-the-money options is calculated by multiplying the number of underlying shares by the difference between the closing price of the Company's Common Stock on the New York Stock Exchange at October 29, 1999 ($29.75) and the option exercise price for those shares. These values have not been realized.

(3) Richard A. Smith and Robert A. Smith do not participate in the Company's 1993 Equity Incentive Plan.

(4) There are no outstanding SAR's.

                                 PENSION PLANS

     The Company maintains a funded, qualified pension plan known as the GC Companies, Inc. Retirement Plan (the "Retirement Plan"). Non-union employees of the Company who have reached the age of 21 and completed one year of service with 1,000 or more hours participate in the Retirement Plan, which pays benefits upon retirement or termination of employment by reason of disability. Benefits under the Retirement Plan become fully vested after five years of service with the Company.

     The Company also maintains a Supplemental Executive Retirement Plan (the "SERP"). The SERP is an unfunded, nonqualified plan under which benefits are paid from the Company's general assets to supplement Retirement Plan benefits. Employees with an annual base salary at least equal to a self adjusting minimum at the time of initial participation ($170,000 as of January 21, 2000) are eligible to participate in the SERP. Benefits under the SERP become fully vested after five years of service with the Company. Former Harcourt General employees who became employees of the Company have been given full credit under the SERP for their service with and compensation from Harcourt General. At normal retirement age, a participant with 25 or more years of service is entitled to payments under the SERP sufficient to bring his or her combined annual benefit from the Retirement Plan and the SERP, up to 50% of the participant's highest 60 month average of annual pensionable earnings, less 60% of his or her estimated annual primary Social Security benefit. If the participant has fewer than 25 years of service or retired before age 62, the combined benefit is reduced. In computing the combined benefit, "pensionable earnings" means base salary, including any salary which may have been deferred.

     The following table shows the estimated annual pension benefits payable to employees in various compensation and years of service categories. The estimated benefits apply to an employee retiring at age 65 in 2000 who elects to receive his or her benefit in the form of a straight life annuity. These benefits include amounts attributable to both the Retirement Plan and the SERP, in aggregate, and exclude the impact of any retirement benefits that might be received from Social Security.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                   UNDER THE RETIREMENT PLAN AND THE SERP (1)

                                              TOTAL YEARS OF SERVICE
          AVERAGE             -------------------------------------------------------
        PENSIONABLE                                                             25
          EARNINGS               5          10          15          20       OR MORE
        -----------              -          --          --          --       -------
  $100,000..................  $10,000    $ 20,000    $ 30,000    $ 40,000    $ 50,000
   200,000..................   20,000      40,000      60,000      80,000     100,000
   300,000..................   30,000      60,000      90,000     120,000     150,000
   400,000..................   40,000      80,000     120,000     160,000     200,000
   500,000..................   50,000     100,000     150,000     200,000     250,000

---------------

(1) The amounts actually payable will be lower than the amounts shown above, since the above amounts will be reduced by 60% of the participant's estimated Social Security benefit.

     The following table shows the pensionable earnings and credited years of service for the executive officers named in the Summary Compensation Table as of October 31, 1999 and years of service creditable at age 65. Credited service may not exceed 25 years for purpose of calculating retirement benefits under any of the Company's retirement plans. Richard A. Smith and Robert A. Smith do not participate in the Retirement Plan or the SERP.

                                                                    CREDITED YEARS OF SERVICE
                                    PENSIONABLE EARNINGS         -------------------------------
                                       FOR YEAR ENDED                   AT                  AT
               NAME                   OCTOBER 31, 1999           OCTOBER 31, 1999         AGE 65
               ----                 --------------------         ----------------         ------
Mr. Doeren (1)....................        $330,000                      4                    4
Mr. Stryjewski....................        $256,538                      3                   24
Mr. Berylson......................        $337,500                      6                   25
Ms. Edwards.......................        $270,000                      5                   24

---------------

(1) Mr. Doeren resigned as an officer and director of General Cinema Theatres, Inc. and its subsidiaries effective as of December 31, 1999.

TRANSACTIONS INVOLVING MANAGEMENT

  William B. Doeren

     Pursuant to an agreement between Mr. Doeren and the Company, effective December 31, 1999, Mr. Doeren resigned as an officer and director of General Cinema Theatres, Inc. and is entitled to receive severance payments equal to his then-current annual salary for up to 18 months following such termination, which payments will be reduced by any amounts received by him from other employment during the period beginning 6 months and ending 18 months following such termination.

  Frank T. Stryjewski

     Pursuant to an agreement between Mr. Stryjewski and the Company, the Company has agreed that in the event Mr. Stryjewski's employment is terminated other than for cause, total disability or death he will receive termination benefits consisting of (1) a continuation of his then current annual base salary for 18 months, reduced by any amounts earned from subsequent employment during this period; (2) continuation of medical and dental insurance coverage during this 18 month period or until such earlier time as Mr. Stryjewski commences full time employment; (3) outplacement services and (4) immediate vesting of all his stock options. In addition, Mr. Stryjewski will also receive these termination benefits if his employment is terminated other than due to total disability or death within 18 months following a sale of all or substantially all the assets or a controlling interest in the stock of General Cinema Theatres, Inc. or if he resigns within 18 months following such a sale of General Cinema Theatres, Inc. as a result of a reduction in his duties or if he is required to relocate out of the Boston area.

  John G. Berylson

     In August of 1999, the Company formed GCC Investments, LLC (the "Fund") a limited liability company to act as a vehicle to hold the Company's investment portfolio on an ongoing basis. Existing investments in non-public portfolio companies were transferred to the Fund, and it is anticipated that all future investments will be made through the Fund. The Fund is owned 99% by GCC Investments, Inc. (a wholly owned subsidiary of the Company) and 1% by Chestnut Hill Capital Partners, LLC (the "Manager"). Mr. Berylson is the Senior Manger of the Manager. The Manager is owned 43.75% by Mr. Berylson, and 56.25% is owned in varying percentages by three other individuals who were officers of GCC Investments, Inc. Except for Mr. Berylson, none of these individuals remain an employee of the Company or GCC Investments, Inc.

     The Fund is managed by a four person Advisory Committee consisting of Richard A. Smith, Robert A. Smith, Brian J. Knez and John G. Berylson. The Company has the power to appoint three of the members of the Advisory Committee and the Manager has the power to appoint one member of the Advisory Committee.

     Under the Fund's Operating Agreement, 20% of net gains after expenses, write-downs, losses and a preferred return to the Fund is allocated to the Manager and 80% of net gains is allocated to the Fund. 20% of the share allocated to the Manager is retained by the Fund to pay losses and excess expenses. Any portion retained that is not used for losses and expenses after five years is payable to the Manager.

     Of the Manager's portion of a gain, a "cash component" equal to 70% is payable in cash as follows: 45% by the end of the first quarter following the determination of the gain, and the balance in two equal installments on each of the first two anniversary dates of the first payment, together with interest at a rate determined by the Fund. A "stock component" equal to 30% of the Manager's portion of the gain is distributed to the Manager in cash equally over five years and is intended to be used to purchase the Company's stock under a Put Agreement between the Company and the Manager. Under the Put Agreement, the Company may exercise a put to the Manager of the stock of the Company equal to this 30% portion, which is exercisable 20% each year for five years. However, the put may not be exercisable by the Company if the price of the Company's shares is 20% less than the price at the time the gain was determined.

     Capital contributions required for investments are made 99% by the Fund, and 1% by the Manager. To provide funds to the members of the Manager for these purposes, the Company has agreed to provide a loan to each individual member equal to this required capital contribution. The loans are repayable from 30% of the second and third installments of the Manager's cash component related to any gain. Interest at 8% is payable annually. The notes are repayable in full at the end of seven years and are secured by the individual's interest in the Manager and any amounts due to the individual under the GCC Investments, Inc. Incentive Pool Plan. As of the end of the fiscal year, the amount of the principal owed by Mr. Berylson under this Note was $245,621. As of the date of this Proxy statement, the total amount owed by Mr. Berylson for such loans was $347,777.

     The Manager manages the Company's investments portfolio pursuant to a management agreement that provides for the payment of a fee to the Manager equivalent to the annual expense budget approved by the Advisory Committee and not to exceed the greater of 2% of the cost of securities held in the portfolio or $4 million, unless otherwise approved by the Chairman of the Advisory Committee.

     The Fund may terminate the Manager at any time. In the event of termination, the Manager is entitled to participate in gains on investments realized during the one year period after termination. Members of the Manager who have more than 12 years combined service with the Company and the Manager at the time of termination are entitled to receive payment for both the cash component and stock component of the Manager's share of gains realized upon investments. Members of the Manager (including Mr. Berylson) who have more than five, but less than 12 years of combined service with the Company and the Manager at the time of termination are entitled to receive payment for the cash component only of the Manager's share of realized gains. In the event of an initial public offering (IPO) of an investment occurring within one year following termination, a gain will be determined based upon the value of the stock on the date it is unrestricted and freely tradable within one year following termination (18 months for termination after 12 years of service). Payment for determined gains will be made only on cash realization.

     In the event the Fund is liquidated and the investment business is terminated by the Company, the Manager's portion of gains on realized investments will be paid to the Manager. In the event of a change of control of the Company (as defined in the Fund's Operating Agreement), the Manager will receive payment for its portion of gains for realized investments as of the change of control.

  G. Gail Edwards

     The Company has provided loans totaling $120,000 to Ms. Edwards, the Company's Vice President, Chief Financial Officer and Treasurer. The loans bear interest at 5% per annum and are payable in annual principal installments equal to the lesser of $20,000 per year or 20% of Ms. Edwards' annual bonus. The loans have a current principal balance of $60,000 and are unsecured and payable in full on or before December 31, 2002 or sooner if Ms. Edwards' employment is terminated for cause. Pursuant to an agreement between Ms. Edwards and the Company, Ms. Edwards is to receive a retention payment of one times her base salary in the event she remains employed by the Company through October 31, 2000. In addition, in the event the Company enters into one or more defined major transactions, Ms. Edwards will be paid an incentive payment equal to two times her base salary (less any retention amount paid under the previous sentence); these amounts are payable in three equal installments over 18 months. In the event Ms. Edwards' employment is terminated without cause or other than due to her total disability or death, or if Ms. Edwards voluntarily terminates her employment due to a reduction in duties following a change of control of the Company, she will receive severance payment equal to her then base salary for up to 18 months following such termination, which payments will be reduced by any amounts received by her from other employment beginning six months and ending 18 months following such termination. For each of the next five fiscal years commencing with fiscal year 1999, Ms. Edwards will also receive an additional year of supplemental pension service for each year she continues with the Company.

                             ---------------------

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and Stock Performance Graph shall not be deemed to be incorporated by reference into any such filings, nor shall such sections of this proxy statement be deemed to be incorporated into any future filings made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed of William L. Brown (Chairman), Peter C. Read, Francis E. Sutherby and Leonard A. Schlesinger. The members of the Compensation Committee are all independent directors.

     The principal responsibility of the Committee is to review the performance of, and determine the compensation for, certain of the officers of the Company who are not also executive officers of Harcourt General. The individuals in this group include the named executive officers in the Summary Compensation Table. The compensation of Harcourt General's executive officers who are also executive officers of the Company is determined by Harcourt General's Compensation Committee.

  Compensation Policies

     The principal objectives of the Company's executive compensation program are to reward competitively its executive officers in order to attract and retain excellent management and to provide incentives that will most sharply focus the attention of those individuals on the goal of increasing the profitability of the Company over both the short and long terms.

     Each fiscal year, the Committee considers the recommendations of the Chief Executive Officer, which are supported by data generated by the Company's Human Resources Department, for each component of compensation of the Company's executive officers. The Committee reviews those recommendations and then approves them or makes such modifications as it deems appropriate.

     The principal components of the Company's compensation program are:

     Base Salary:

          Base salary is determined with reference both to salary survey information from recognized compensation consulting firms and to each executive officer's level of responsibility, experience and performance. The salary survey data is used to establish benchmark amounts for both base salary and total cash compensation for each executive position. Comparisons are made to a range of companies included in such salary surveys, with the principal selection criteria for comparisons being similar revenues to the Company or to the appropriate division within the Company. While there are no hard and fast rules which bind the Committee, the Company generally sets its salary and total cash compensation benchmarks in order to compete for and retain the best management talent available. Because the Company competes for executive talent with a broad range of companies, the Committee does not limit its comparison information for compensation purposes to the companies included in the peer group in the Stock Performance Graph.

          The Committee reviews in detail the base salary levels for each of the executive officers of the Company. While the Committee uses various benchmarks as a reference point, a particular individual's base salary may vary from these benchmarks depending upon his salary history, experience, individual performance, contractual obligations of the Company, guidelines determined by the Chief Executive Officer with respect to salary increases for the entire Company, and the subjective judgment of the Committee.

     Existing Incentive Plans:

          For fiscal year 1999, the determination of annual bonuses for executive officers other than executives of General Cinema Theatres, Inc. was based principally on the achievement of performance objectives for the Company for which the executive officer is responsible.

          The Committee's purpose in awarding equity based incentives, principally in the form of stock options which vest over a five year period and terminate ten years from the date of grant, is to achieve as much as possible an identity of interest between the executives and the long term interest of the stockholders.

          The principal factors considered in determining which executives of the Company (including certain of the named executive officers) were awarded equity based compensation in fiscal 1999, and in determining the types and amounts of such awards, were salary levels, equity awards granted to executives at other companies, as well as the performance, experience and level of responsibility and length of service of each executive officer.

          For senior executives of General Cinema Theatres, Inc. since fiscal 1997, the Company has maintained an economic value added (EVA) incentive plan under which EVA performance is determined by reference to the amount of improvement or deterioration in EVA. In general EVA is the excess of net operating profit after taxes, with certain adjustments less a capital charge. For fiscal 1999, the Company's EVA did not fall within the interval amount and did not reach the target EVA. As a result bonuses and stock awards under the EVA plan were not achieved for executives of General Cinema Theatres, Inc.

     New Management Incentive Plan:

          The Committee has undertaken a review of the incentive plans provided to senior executives at General Cinema Theatres, Inc. under the EVA Incentive Plan as well as the incentive plans in place for senior management of the Company not involved in investment activities. Based upon this review, the Committee has determined to replace the existing EVA Incentive Plan as well as the current incentive plan for the Companies' officers with one management incentive plan commencing with fiscal year 2000.

          The new Management Incentive Plan is intended to put substantial amounts of total cash compensation at risk with the intent of focusing the attention of the executive officers on achieving both the Company's and their division's performance goals and their individual goals, thereby contributing to profitability and building shareholder value.

          The determination of annual bonuses for executive officers is based principally on the achievement of business results and the executive's attainment of qualitative performance objectives, which typically include achievement of specific tasks. The Committee has determined that target bonus values under this Management Incentive Plan will range between 30% and 50% of base salary. Determination of the overall participation by an individual participant depends upon the individual's position with the Company.

          If the business results targets are exceeded, bonus awards may be increased by up to two times the target bonus values established by the Committee. If performance targets are not met, bonus awards are decreased. If the Company and/or the division fall substantially short of its performance target, there is a presumption that bonuses would not be paid absent special circumstances. If corporate and/or division performance targets are met, but an individual falls short of his or her performance goals, the portion of the individual's bonus relating to qualitative objectives could be reduced or eliminated in the discretion of the Committee.

          For participants in the Management Incentive Plan, the Committee has determined a stock option level based upon the individual's position with the Company. In general, the number of options granted is based upon the stock option opportunity which is 35% to 60% of the individual's base salary divided by the value of the options (approximately one-third of the stock price at the time of grant). The actual option award is tied to the achievement of individual performance. Option prices are based upon fair market value on the date of grant. Participants vest 20% per year over five years with an exercise period of ten years from the date of grant.

     GCC Investments:

          In 1996 the Board and the Compensation Committee adopted the GCC Investments, Inc. Incentive Pool Plan, which was approved by the stockholders at the 1997 Annual Meeting, for executives of the Company's investment group. This incentive pool provides payments based upon criteria that measure realized returns to the Company from its investments over time, and is described in detail below.

          In August of 1999, Mr. Berylson and other members of the investment group formed Chestnut Hill Capital Partners, LLC (the "Manager") to manage the Company's investment portfolio. The Company transferred all of the portfolio investments of the Company which were not publicly traded in August, 1999 to GCC Investments, LLC (the "Fund") and anticipates that all future investments will be made through the Fund. Accordingly, the Manager will manage the Fund and will earn management fees under a management agreement as well as other amounts payable from gains on the sale of portfolio securities in accordance with the Fund's Operating Agreement. See "Transactions involving Management" above. Accordingly, only the Company's investments in Global TeleSystems, GrandVision and PrimaCom that were publicly traded in August, 1999 will continue to be governed by the GCC Investments Incentive Pool Plan.

     Summary of the GCC Investments, Inc. Incentive Pool Plan:

          The Plan is administered by the Committee, which is composed of non-employee directors who are not eligible to participate in the Plan.

ELIGIBILITY

     The persons eligible (the "Eligible Persons") to participate in and receive compensation under the Plan are Mr. Berylson and three former employees of GCC Investments, Inc. ("GCCI") who, with Mr. Berylson, are now members of the Manager.

DETERMINATION OF AWARDS

     An award pool is determined based on the net gains resulting from (i) a cash profit being realized as a result of a disposition of an investment made by GCCI, (ii) securities becoming transferable pursuant to an initial public offering, (iii) a reevaluation of an investment six years from the date of the investment or (iv) such other similar event that the Committee may designate (collectively, a "Sale Event"). The net gains attributable to each Sale Event are determined based on the amount of cash realized or realizable by GCCI as a result of the Sale Event less an assumed rate of return and certain deductions which reflect the cost of doing business. The Committee shall establish at or prior to the beginning of each fiscal year (or by such later date as may be permitted under Section 162(m) of the Internal Revenue Code for the establishment of goals pursuant to which performance-based compensation is to be payable for a particular period), the specific methodology to be applied during the fiscal year to determine net gains (e.g., what after-tax losses and expenses are to be deducted in determining net gains). Once the net gain from any Sale Event has been determined, 20% of such amount is set aside for awards to be made under the Plan.

     For any pool which relates to an investment made prior to November 1, 1996, 46% of such pool shall be allocated to the Chief Investment Officer and 34% will be allocated to the then Senior Vice President.

     For any pool which relates to an investment made on or after November 1, 1996, 35% of such pool shall be allocated to the Chief Investment Officer, 25% to the then Senior Vice President and 20% is reserved for allocations to other Eligible Persons.

     In addition, no Eligible Person (other than the Chief Investment Officer) will ever be entitled to a portion of a pool in excess of 25% of the total pool. The portion of any pool, which is not allocated or used for payments to Eligible Persons, may be used to cover expenses or losses.

FORM AND PAYMENT OF AWARDS

     If an Eligible Person is entitled to a pool allocation, 70% of such pool allocation will be paid in such number of installments as the Committee may specify. The remaining 30% of an Eligible Person's pool allocation shall be paid in cash or awards of restricted Common Stock awarded under the 1993 Equity Incentive Plan, or a combination thereof, as determined by the Compensation Committee. This portion of an Eligible Person's pool allocation shall be payable, or in the case of restricted Common Stock shall vest, in a number of substantially equal installments specified by the Committee.

     For any part of an Eligible Employee's pool allocation awarded in cash, installments after the first installment shall be credited with interest until paid at an annual rate specified by the Committee from time to time.

     Any Eligible Person entitled to a cash payment under the Plan may elect to defer payment of up to 100% of any such amount in accordance with the terms of the Plan. Any such deferred amounts will be credited with interest until paid based on an annual rate specified by the Committee from time to time. However, alternatively, the Committee may, from time to time, select one or more investment vehicles to be made available as a measuring standard for crediting earnings or losses on such deferred amounts and allow an annual eligible employee to select from such vehicle.

TERMINATION OF EMPLOYMENT

     Any Eligible Person who voluntarily terminates employment or who is terminated for cause prior to receiving a cash installment or vesting in a restricted stock award shall forfeit all rights to such benefits. An Eligible Person who dies or becomes permanently disabled or who retires with the approval of GCCI shall be entitled to payment of any unpaid amount in accordance with the remainder of the installment schedule. An Eligible Person who is terminated for reasons other than for cause or who voluntarily terminates employment will be entitled to receive all amounts vested but will forfeit any unvested amounts. In addition, such an Eligible Person shall be entitled to share in the proceeds of any Sale Event which occurs within twelve months following termination to the extent vested, at the time of termination.

CHANGE OF CONTROL

     The Plan provides that in the event of a "Change in Control" (as defined in the Plan) of the Company, all shares of restricted stock awarded shall immediately become fully vested and any non-vested installment payments shall be paid.

AMENDMENT OR TERMINATION OF THE PLAN

     The Company may at any time amend, suspend or discontinue the Plan in whole or in part. Generally, no such action may, without the approval of the Eligible Persons, affect any Eligible Person's rights to benefits attributable to Sale Events which have already occurred.

CALCULATION OF PLAN BENEFITS FOR FISCAL YEAR 1999

     For Fiscal Year 1999, no benefits were allocated under the GCC Investments, Inc. Incentive Plan.

  Compensation of the Chief Executive Officer

     Richard A. Smith is also the Chairman and Chief Executive Officer of Harcourt General and a principal member of the Smith Family Group, which owns approximately 29.1% of the outstanding Common Stock of the Company. All of Mr. Smith's cash and non-cash compensation is paid directly by Harcourt General and is approved by the Harcourt General Compensation Committee. Mr. Smith receives no compensation directly from the Company. However, Harcourt General provides certain management and other corporate services to the Company, including Mr. Smith's services as Chief Executive Officer of the Company. During fiscal 1999, the Company paid or accrued $810,565 to Harcourt General for all of its services, of which $210,048 was attributable to Mr. Smith's services. While the Special Review Committee of the Company reviews each year the appropriateness of the charges by Harcourt General to the Company, neither this Committee nor the Special Review Committee plays any role in determining the compensation that Mr. Smith receives from Harcourt General.

  Compliance with the Internal Revenue Code

     The Internal Revenue Code (the "Code") generally disallows a tax deduction to public companies for compensation in excess of $1 million per year paid to each of the executive officers named in the Summary Compensation Table who are employed by the Company on the last day of the fiscal year. The Committee and the Board of Directors adopted the GCC Investments, Inc. Incentive Pool Plan, which was approved by the stockholders of the Company at the 1997 Annual Meeting (see "The GCC Investments, Inc. Incentive Pool Plan"). This Plan allows the Committee to continue to award stock incentives and cash bonuses to executives of GCC Investments, Inc. based on objective criteria. The stock incentives and cash bonuses awarded under the Plan will be characterized as "performance based" compensation and therefore will be fully deductible by the Company. Compensation resulting from awards under the Company's 1993 Equity Incentive Plan is not subject to the deductibility limit. The Committee will continue to monitor the requirements of the Code to determine what actions should be taken by the Company in order to preserve the tax deduction for executive compensation to the maximum extent, consistent with the Company's continuing goals of providing the executives of the Company with appropriate incentives and rewards for their performance.

                                            COMPENSATION COMMITTEE:

                                            William L. Brown, Chairman
                                            Peter C. Read
                                            Francis E. Sutherby
                                            Leonard A. Schlesinger

                            STOCK PERFORMANCE GRAPH

     The graph set forth below compares the total cumulative return on the Company's Common Stock to the total cumulative return during the six fiscal years ended October 31, 1999 of the Standard & Poor's 500 Index and a peer group index consisting of AMC Entertainment Inc., Carmike Cinemas, Inc., Loews Cineplex Entertainment Corp. and Regal Cinemas, Inc. (Note: Regal Cinemas, Inc. is no longer publicly traded.) The graph assumes a $100 investment in the Company's Common Stock and in each index at October 31, 1994 and that all dividends were reinvested. The common stocks of the companies in the peer group indices have been weighted annually to reflect relative stock market capitalization.

                     GC COMPANIES, INC.           PEER GROUP INDEX              S&P 500 INDEX
                     ------------------           ----------------              -------------
10/31/94                   100.00                      100.00                      100.00
10/31/95                    97.73                      122.04                      132.59
10/31/96                   102.65                      130.16                      164.55
10/31/97                   130.30                      169.63                      217.39
10/31/98                   113.26                      104.81                      265.19
10/31/99                   105.31                       70.59                      317.80

     The comparisons provided in this graph are not intended to be indicative of possible future performance of the Company's stock.

            2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Although Delaware law does not require that the selection by the Board of Directors of the Company's auditors be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit its selection to the stockholders for their approval and to abide by the result of the stockholders' vote. The Board of Directors recommends that the stockholders ratify the appointment of Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending October 31, 2000.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions from stockholders. The Company paid or accrued approximately $1,223,579 for audit and tax services rendered by Deloitte & Touche LLP for the fiscal year ended October 31, 1999.

     Approval of the proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year requires a favorable vote of a majority of the issued and outstanding Common Stock represented and entitled to vote at the Annual Meeting. Abstentions will be treated as votes cast. Broker non-votes will be treated as present but not voting. On this proposal, abstentions and broker non-votes will have the same effect as votes against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING OCTOBER 31, 2000.

                               3.  OTHER MATTERS

     The Board of Directors knows of no other matters that are likely to be brought before the meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
                          AND NOMINATIONS FOR DIRECTOR
          FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN MARCH 2001.

     In order for stockholder proposals which are submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the "Exchange Act") to be considered by the Company for inclusion in the proxy material for the Annual Meeting of Stockholders to be held in March 2001, they must be received by the Secretary of the Company by November 1, 2000.

     For proposals that stockholders intend to present at the Annual Meeting of Stockholders to be held in March 2001 outside the processes of Rule 14a-8 of the Exchange Act, unless the stockholder notifies the Secretary of the Company of such intent by November 1, 2000, any proxy that management solicits for such Annual Meeting will confer on the holder of the proxy discretionary authority to vote on any such proposal properly presented at the meeting.

     In order for suggestions by stockholders for nominees for director to be considered, they must be received by the Secretary of the Company by November 1, 2000.

     All such communications to the Secretary of the Company must be in writing and must be received by the Company at its principal executive offices (27 Boylston Street, Chestnut Hill, Massachusetts 02467) by the applicable date.

                                            By Order of the Board of Directors

                                            PHILIP J. SZABLA
                                            Secretary

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, ALL STOCKHOLDERS ARE URGED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                               GC COMPANIES, INC.

         COMMON STOCK PROXY                          COMMON STOCK PROXY

                 ANNUAL MEETING OF STOCKHOLDERS - MARCH 15, 2000

         Robert A. Smith, G. Gail Edwards, and Philip J. Szabla and each of them (a majority of those present and acting to have all the powers hereunder), with several powers of substitution, are hereby authorized to represent and vote all shares of Common Stock of the undersigned at the Annual Meeting of Stockholders of GC Companies, Inc. to be held at the General Cinema Theatre in Framingham, Massachusetts, located on Flutie Pass, off Route 9, adjacent to the Natick Mall on Wednesday, March 15, 2000 at 10:00 A.M. and at any adjournments thereof. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated January 28, 2000 and a copy of the Annual Report for the year ended October 31, 1999.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF GC COMPANIES, INC. RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW, AND FOR PROPOSAL 2. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE SO VOTED.

(CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE)

         [X]      PLEASE MARK VOTES
                  AS IN THIS EXAMPLE.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.



         1. ELECTION OF TWO CLASS III DIRECTORS

              NOMINEES   (01)  William L. Brown


                         (02)  Richard A. Smith

         [ ]  FOR ALL NOMINEES           [ ]  WITHHELD FROM ALL NOMINEES

               [ ] ________________________
                   FOR BOTH NOMINEES EXCEPT                [ ]        [ ]
                   AS NOTED ABOVE.

                                                       FOR    AGAINST    ABSTAIN

         2.   APPROVAL OF DELOITTE & TOUCH LLP         [ ]      [ ]        [ ]
              INDEPENDENT AUDITORS OF THE
              COMPANY FOR THE CURRENT FISCAL YEAR

                                              THIS PROXY IS SOLICITED BY THE
                                              BOARD OF DIRECTORS.

                                              MARK HERE FOR ADDRESS       [ ]
                                              CHANGE AND NOTE AT LEFT.

                                              MARK HERE IF YOU PLAN       [ ]
                                              TO ATTEND THE MEETING.

                                              For joint accounts, each owner
                                              should sign. Executors,
                                              Administrators, Trustees, etc.
                                              should give full title.


                                              Signature________________Date_____

                                              Signature________________Date_____

                                              DETACH HERE

CONFIDENTIAL VOTING INSTRUCTIONS
                      TO:FIDELITY MANAGEMENT TRUST COMPANY
                              AS TRUSTEE UNDER THE
                               GC COMPANIES, INC.,
                          EMPLOYEE STOCK OWNERSHIP PLAN
              WITH RESPECT TO THE ANNUAL MEETING OF STOCKHOLDERS OF
                      GC COMPANIES, INC., - MARCH 15, 2000

         I hereby instruct the Trustee to vote (in person or by proxy) all shares of Common Stock of GC Companies, Inc. which are credited to my account under the above-referenced Plan at the Annual Meeting of Stockholders of GC Companies, Inc. to be held at the General Cinema Theatre in Framingham, Massachusetts, located on Flutie Pass, off Route 9, adjacent to the Natick Mall, on Wednesday, March 15, 2000 at 10:00 A.M. and at any adjournments thereof. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated January 28, 2000 and a copy of the Annual Report for the year ended October 31, 1999.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF GC COMPANIES, INC. RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW AND A VOTE FOR PROPOSAL 2. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE SO VOTED.

(CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE)

     [X]  PLEASE MARK VOTES
          AS IN THIS EXAMPLE.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.



     1. ELECTION OF TWO CLASS III DIRECTORS

          NOMINEES   (01)  William L. Brown

                     (02)  Richard A. Smith

     [ ]  FOR ALL NOMINEES           [ ]  WITHHELD FROM ALL NOMINEES

           [ ] ________________________
               FOR BOTH NOMINEES EXCEPT
               AS NOTED ABOVE.


                                                 FOR     AGAINST     ABSTAIN

     2. APPROVAL OF DELOITTE & TOUCHE LLP        [ ]       [ ]          [ ]
        AS INDEPENDENT AUDITORS OF THE
        COMPANY FOR THE CURRENT FISCAL YEAR

                                               THIS PROXY IS SOLICITED BY THE
                                               BOARD OF DIRECTORS.


                                               MARK HERE FOR ADDRESS       [ ]
                                               CHANGE AND NOTE AT LEFT.

                                               MARK HERE IF YOU PLAN       [ ]
                                               TO ATTEND THE MEETING.

                                               For joint accounts, each owner
                                               should sign. Executors,
                                               Administrators, Trustees, etc.
                                               should given full title.

                                              Signature________________Date_____

                                              Signature________________Date_____

                                   DETACH HERE